Exhibit 99.1

NEWS RELEASE

Parsley Energy Announces CEO Succession Plan

AUSTIN, Texas, January 9, 2018 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today announced that next year, in January 2019, Chairman of the Board and Chief Executive Officer Bryan Sheffield will be succeeded as CEO by Matt Gallagher, the Company’s current President and Chief Operating Officer. Mr. Gallagher is appointed to Parsley’s Board of Directors effective immediately. Mr. Sheffield will serve as CEO through the end of 2018, in the newly-created position of Executive Chairman throughout 2019, and as Chairman of the Board thereafter. As part of the succession plan, the Board has determined to separate the roles of Chairman and CEO at the time of Mr. Sheffield’s transition to Executive Chairman.

“This announcement is the culmination of a thoughtful and thorough succession planning process in which the Board and Bryan unanimously agree that Matt Gallagher is the ideal person to serve as Parsley’s next CEO and lead Parsley into its next stage of growth and development,” said Ray Alameddine, the Company’s lead director. “Bryan and Matt have worked closely together on every strategic decision for the last several years, Matt is deeply respected across the organization, and Bryan will continue to provide guidance as his role evolves. For these reasons, we expect a seamless transition, accompanied by continued growth and operational excellence. Matt has the right combination of industry expertise, financial acumen, leadership, and work ethic to lead Parsley with distinction. Importantly, he is acutely attuned to the Company’s core values, having helped establish and foster Parsley’s identity through his years of service as a founding officer.”

“On behalf of the Board and the entire team at Parsley, we thank Bryan for his visionary leadership and outstanding decade of service as CEO in building this great Company and making Parsley the premier operator that it is today,” said Mr. Alameddine. “Among his many contributions, Bryan has instilled a culture of excellence and ethical leadership, and he has recruited and groomed an exceptionally strong and capable senior leadership team, including an outstanding leader who is well prepared to succeed him.”

“I am proud of both the tremendous growth of our company and the abiding teamwork that made our growth possible,” said Mr. Sheffield. “From our humble start, contract operating 100 wells in the Permian, we have built a publicly traded company that today operates over 1,200 wells and is closing in on production of 100,000 net Boe per day. After ten exhilarating and intense years in this role and with the Company well positioned for the future, I am looking forward to spending more time with my family, knowing that Parsley is in good hands with Matt leading the next phase of our expansion. I am confident that Matt is the right person to lead as CEO, and I am excited to work with him in our current roles for the remainder of this year, as Executive Chairman throughout 2019, and as Chairman thereafter.”

“It is an incredible honor to succeed Bryan as CEO,” said Mr. Gallagher. “I believe that the foundation Bryan established—including a strong balance sheet, superior acreage position, and team culture that emphasizes innovation and integrity—paves the way for superior long-term value creation for our stockholders.”

Matt Gallagher has served as the Company’s President and Chief Operating Officer since January 2017. Since joining the Company in 2010, he has served in positions of increasing responsibility across the company, including overseeing engineering and geoscience activities. Prior to joining Parsley, Mr. Gallagher served in various engineering and investor relations functions with Pioneer Natural Resources between 2005 and 2010. Mr. Gallagher has a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines, serves on the board of directors of the Permian Basin Petroleum Association, and is a member of the Permian Basin Society of Petroleum Engineers and the West Texas Geological Society.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The risk factors and other factors noted in the Company’s SEC filings could cause actual results to differ materially from those contained in any forward-looking statement.

Contact Information:

Brad Smith, Ph.D., CFA

Senior Vice President, Corporate Strategy and Investor Relations

ir@parsleyenergy.com

(512) 505-5199

or

Kyle Rhodes

Director of Investor Relations

ir@parsleyenergy.com

(512) 505-5199

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